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                                                                  EXHIBIT 10.17


October 16, 1997


Board of Directors
FP Bancorp, Inc.
613 West Valley Parkway
Escondido, CA 92025-4929

Attention:     Mr. Harvey Williamson
               President and Chief Executive Officer


Ladies and Gentlemen:

               Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") is pleased to act as an independent financial advisor to the Board of Directors and senior management of FP Bancorp, Inc. and its subsidiaries (together, the "Company") in connection with certain business combinations involving the Company and a second party (whether an individual, partnership, company or other entity, and together with its affiliates, the "Second Party") ("Specific Advisory Services"). This letter is to confirm the terms and conditions of our engagement.


SPECIFIC ADVISORY SERVICES

               In connection with Sandler O'Neill's Specific Advisory Services, Sandler O'Neill will assist the Company in analyzing, structuring, negotiating and effecting Business Combinations or other strategic alternatives which may involve one or more Second Parties. In this regard, we anticipate that our activities would include, as appropriate, the following:

              1. Performing financial analyses of the Company and a Second Party in the context of a possible Business Combination;

              2. Assisting the Company in its determination of appropriate and desirable values to be exchanged in a Business Combination;


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Board of Directors
FP Bancorp, Inc.
October 16, 1997
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              3.     Advising the Company as to the structure and form of any
                     proposed Business Combination;

              4. Advising and assisting the Company's Mergers and Acquisitions Committee and management in making presentations to the Company's Board of Directors about any proposed Business Combination;

              5. Counseling and participating with the Company's Mergers and Acquisitions Committee and management in any approaches to, or discussions or negotiations with, a Second Party;

              6. Assuming an agreement in principle is reached for a Business Combination, assisting the Company's Mergers and Acquisitions Committee and management in negotiating a definitive agreement;

              7. Assisting the Company in any proceedings relating to regulatory approvals required for a Business Combination;

              8. If requested by the Company, rendering an opinion to the Board (the "Opinion") as to whether the consideration to be exchanged in a proposed Business Combination with the Second Party is fair, from a financial point of view, to the Company's shareholders; and

              9. Rendering such other financial advisory and investment banking services as may from time to time be agreed upon by Sandler O'Neill and the Company.

        The Company hereby acknowledges and agrees that the financial models and presentations used by Sandler O'Neill in performing its services hereunder have been developed by and are proprietary to Sandler O'Neill and are protected under applicable copyright laws. The Company agrees that it will not reproduce or distribute all or any portion of such models or presentations without the prior written consent of Sandler O'Neill.


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Board of Directors
FP Bancorp, Inc.
October 16, 1997
Page 3

TRANSACTION RELATED FEES

               In connection with the Specific Advisory Services referred to above, the Company agrees to pay Sandler O'Neill transaction related fees as set forth below:

              1. If during the period Sandler O'Neill is retained by the Company or within 12 months thereafter (a) a Business Combination is consummated with a Second Party (i) as to which Sandler O'Neill provided the Company with material financial advice as to a proposed or actual Business Combination or (ii) with which Sandler O'Neill had substantive discussions with the prior consent of the Company regarding a Business Combination, in each case during the term of Sandler O'Neill's engagement hereunder; or (b) the Company enters into a definitive agreement with any such Second Party to engage in a Business Combination, transaction fees shall be paid as follows: the sum of (i) if the Per Share Transaction Value is less than or equal to $26.50, an amount equal to 0.60% of the Aggregate Transaction Value, plus (ii) if the Per Share Transaction Value is greater than $26.50, an amount equal to 5.0% of the amount by which the actual Aggregate Transaction Value exceeds the Base Value Aggregate Transaction Value. Such transaction fee shall become due and payable in cash as follows: (x) $100,000 upon the public announcement by the Company of the signing of the definitive agreement to effect the Business Combination, (y) $100,000 upon the receipt by the Company of the approval of the Company's shareholders to effect the Business Combination, and (z) the balance on the day of closing of the Business Combination. For purposes of determining any transaction fees payable pursuant to this paragraph, the Base Per Share Transaction Value shall be $26.50 and the Base Value Aggregate Transaction Value shall be calculated as if the Per Share Transaction Value were equal to the Base Per Share Transaction Value.

              2. If Sandler O'Neill is asked by the Company to render an opinion to the Board as to whether the consideration to be exchanged in a proposed Business Combination with a Second Party is fair, from a financial point of view, to the Company's shareholders, the Company agrees to pay Sandler O'Neill a fee of $50,000, payable in cash at the time such Opinion is rendered. Any fee paid pursuant to this paragraph 2 shall be credited against any fee that becomes due and payable under clauses (y) and (z) of paragraph 1 above.


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Board of Directors
FP Bancorp, Inc.
October 16, 1997
Page 4

        Sandler O'Neill also acknowledges that a decision on whether to accept any offers is strictly reserved to the Company's Board of Directors, and recognizes that the Board of Directors may choose to reject all proposals regardless of the price offered. In such situations, Sandler O'Neill will be entitled only to receive those fees and expenses provided for herein.


EXPENSE REIMBURSEMENT

               In addition to any fees that may be payable to Sandler O'Neill under this letter, the Company agrees to reimburse Sandler O'Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with Sandler O'Neill's activities under this letter, including the reasonable fees and disbursements of its legal counsel.


FAIRNESS OPINIONS

               It is understood that any Opinion will be dated as of a date reasonably proximate to the date of any proxy statement or any offer to purchase to be mailed to the shareholders of the Company in connection with the Business Combination. It is further understood that, if the Opinion is included in any such proxy statement or offer to purchase, the Opinion will be reproduced in such proxy statement or offer to purchase in full, and any description of or reference to Sandler O'Neill or the analyses performed by Sandler O'Neill or any summary of the Opinion in such proxy statement or offer to purchase will be in a form acceptable to Sandler O'Neill and its counsel in the exercise of their reasonable judgment. If no proxy statement or offer to purchase is to be mailed to the Company's shareholders in connection with the Business Combination, the Opinion will be dated as of a date reasonably proximate to the date of its delivery to the Company's Board of Directors. Except as provided in this letter or as required by law, neither the Opinion nor any other advice delivered to the Board of Directors or senior management of the Company by Sandler O'Neill may be reproduced, summarized, described or referred to without Sandler O'Neill's prior written consent.


CONFIDENTIAL INFORMATION

               The Company will furnish Sandler O'Neill (and will request that the Second Party furnish Sandler O'Neill) with such information as Sandler O'Neill reasonably believes appropriate to its assignment (all such information so furnished being the "Information"). The Company recognizes and confirms that Sandler O'Neill (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this letter and in rendering the Opinion without


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Board of Directors
FP Bancorp, Inc.
October 16, 1997
Page 5

having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and
(c) will not make an appraisal of any assets, collateral securing assets or liabilities of the Company or the Second Party. Sandler O'Neill agrees to use its best efforts to keep confidential Information confidential and to abide by any confidentiality agreements signed by the Company and a Second Party.


INDEMNIFICATION

               The Company agrees to indemnify and hold Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons (Sandler O'Neill and each such person being an "Indemnified Party") harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of any actual or proposed Business Combination or alternative transaction or the engagement of Sandler O'Neill pursuant to, and the performance by Sandler O'Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from Sandler O'Neill's bad faith or negligence. The foregoing shall not apply to any suits or proceedings brought against Sandler O'Neill by the Company (including its affiliated entities and its officers, directors, agents, employees or controlling persons).

               In the event Sandler O'Neill appears as a witness in any action brought against the Company in which an Indemnified Party is not named as a defendant, the Company agrees to reimburse Sandler O'Neill for all reasonable expenses incurred and time expended by it in connection with its appearing as a witness.

               The Company agrees to notify Sandler O'Neill promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any transaction contemplated by this agreement.


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Board of Directors
FP Bancorp, Inc.
October 16, 1997
Page 6

CERTAIN DEFINITIONS

               As used in this letter, the term:


              1. "Business Combination" means (a) any merger, consolidation, reorganization or other business combination pursuant to which the business of the Company is combined with or comes under common control with that of the Second Party, or (b) the acquisition, directly or indirectly, by the Second Party of more than 50.1% of the capital stock, or all or a substantial portion of the assets, of the Company, by way of tender or exchange offer, negotiated purchase or otherwise, whether effected, in any such case, in one transaction or a series of transactions.

              2. "Per Share Transaction Value" means the consideration agreed to be paid or exchanged for each share of common stock of the Company.

              3. "Aggregate Transaction Value" means an amount equal to the sum of (a) the product of (1) the consideration agreed to be paid or exchanged for each share of each class of stock of the Company, and (2) the number of such shares agreed to be acquired or exchanged and acquired or exchanged by the Company, plus (b) the product of (1) the number of options, warrants or other rights, all as outstanding on or after the date of an agreement to effect a Business Combination, and, without duplication, that are cashed out or exchanged, as the case may be, as part of the Business Combination and
                     (2) the consideration to be paid with respect to such options, warrants or other rights. For the purpose of clause (a)(2) of the foregoing sentence, all shares of any class of stock shall be deemed to have been acquired if more than 75% of the outstanding shares of that class, including in the total of shares acquired shares that were acquired by the Second Party, prior to or as an integral part of, the Business Combination, are acquired. The fair market value of any such securities will be the value as the parties hereto shall mutually agree on the day prior to
                     (1) the consummation of such transaction or (2) the date on which a partial transaction fee becomes due and payable; provided, however, that if such securities consist of securities with an existing public trading market, the value thereof shall be determined by the average of the last sales prices for such securities on the five trading days ending five days prior to the relevant date. In the event a particular


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Board of Directors
FP Bancorp, Inc.
October 16, 1997
Page 7

                     transaction structure makes the calculation of the Aggregate Transaction Value as set forth above impractical, the parties hereto shall use their best efforts to determine an Aggregate Transaction Value that would approximate the Aggregate Transaction Value had the relevant Business Combination been structured as a share purchase.


TERMINATION OF ENGAGEMENT

               Sandler O'Neill's engagement hereunder may be terminated by the Company or by Sandler O'Neill at any time upon 30 days written notice to that effect, it being understood that the provisions relating to the payment of fees and expenses, confidential information and indemnification will survive any such termination.


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Board of Directors
FP Bancorp, Inc.
October 16, 1997
Page 8

               Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O'Neill the duplicate copy of this letter enclosed herewith.

                                Very truly yours,


                                Sandler O'Neill & Partners, L.P.
                                By:    Sandler O'Neill & Partners Corp.,
                                       the sole general partner.

                                By:/s/ PAUL R. HAKLISCH
                                   _______________________________
                                       Paul R. Haklisch
                                       Vice President


Accepted and agreed to as
of the date first written above:

FP Bancorp, Inc.

By: /S/ MARK N. BAKER
   _______________________________

Its:   CHAIRMAN
    _______________________________